Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Registration Statement (Form S-8) of Solexa, Inc. pertaining to the 1992 Stock Option Plan and the 2005 Equity Incentive Plan of our report dated February 18, 2005 (except for Note 17, as to which the date is March 4, 2005), with respect to the consolidated financial statements of Solexa, Inc. (formerly Lynx Therapeutics, Inc.) included in its Annual Report (Form 10-K) for the fiscal year ended December 31, 2004, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Palo Alto, California
August 9, 2005